Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (File No. 333-70776), S-4 (File No. 333-66961) and S-8 (File Nos. 33-2056, 2-98858, 33-20734, 33-25698, 33-38121, 33-38122, 33-53747, 33-55501, 333-11859, 333-11909, 333-27211, 333-78935, 333-89977, and 333-45904) of The Kroger Co. of our report (which includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, as of February 4, 2001) dated April 29, 2002 relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
Cincinnati, Ohio
April 29, 2002